Exhibit 99.1

NeuroMetrix Previews Selected Highlights of Q4 2013

WALTHAM, Mass.--(BUSINESS WIRE)-- NeuroMetrix, Inc. (the “Company”) (Nasdaq: NURO), a medical device company focused on the treatment and management of the neurological complications of diabetes, today previewed its unaudited financial highlights for the fourth quarter ended December 31, 2013.

Revenue in the fourth quarter of 2013 was approximately $1.4 million. This represented the second consecutive quarter of sequential growth from $1.3 million revenue reported for the third quarter of 2013 and $1.2 million revenue reported for the second quarter of 2013. Revenue for the full year 2013 was approximately $5.3 million. The Company’s cash usage during the fourth quarter was approximately $1.3 million and NeuroMetrix ended the year with approximately $9.2 million in cash resources.

Later today, Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer, is scheduled to speak at the 7th Annual OneMedForum at The Westin San Francisco Market Street, San Francisco, CA. Dr. Gozani intends to provide an update on the Company’s business activities. The presentation is scheduled for 10:50 am (Pacific Time), 1:50 pm (Eastern Time). A live audio webcast will be available on the investor relations section of the corporate website - www.neurometrix.com.

The Company is scheduled to release its financial results for the fourth quarter and full year 2013 and to host an earnings call on February 13, 2014.

About NeuroMetrix

NeuroMetrix is a medical device company that develops and markets home use and point-of-care devices for the treatment and management of chronic pain, peripheral neuropathies, and associated neurological disorders. The Company is presently focused on diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation and cause disabling chronic pain. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The company markets the SENSUS™ Pain Management System for treating chronic pain, focusing on physicians managing patients with painful diabetic neuropathy. The company also markets the DPNCheck® device, which is a rapid, accurate, and quantitative point-of-care test for diabetic neuropathy. This product is used to detect diabetic neuropathy at an early stage and to guide treatment. For more information, please visit www.neurometrix.com.

Source: NeuroMetrix, Inc.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
www.neurometrix.com